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                                                                   Exhibit 99.1

MONDAY JULY 1, 7:34 AM EASTERN TIME

PRESS RELEASE

SOURCE: MCSi, INC.

MCSi COMPLETES SALE OF COMPUTER TECHNOLOGY PRODUCTS DIVISION

SALE UNDERSCORES MCSi'S FOCUS ON AUDIO-VISUAL AND BROADCAST TECHNOLOGY PRODUCTS AND SERVICES

DAYTON, Ohio--(BUSINESS WIRE)--July 1, 2002--MCSi, Inc. (Nasdaq:MCSI - NEWS) announced today that it has completed the sale of the computer technology products division that was announced on April 29, 2002.

"The completion of this divestiture represents a major refocusing of MCSi's strategic direction, allowing the Company to concentrate on our core strengths," said Michael E. Peppel, Chairman, President and Chief Executive Officer of MCSi.

"This sale accomplishes our stated objective to divest this business division to sharpen our focus on our core business as the leading provider of audio-visual and broadcast technology products and related services," concluded Mr. Peppel.

About MCSi

MCSi has emerged as the nation's leading systems integrator of state-of-the-art presentation and broadcast facilities. MCSi's foresight and ability to converge audio-visual systems, broadcast media and networking technology, combined with design-build and engineering expertise, computer networking and configuration services, an extensive product line, and quality technical support services, has given MCSi a distinct advantage in the systems integration marketplace and has contributed to the dramatic growth of the Company.

MCSi's scalable solutions address clients at every level of the business transaction continuum. Products and services are available directly through the Company and its sales specialists, many of whom provide enterprise-wide solutions and/or work exclusively with clients on strategic and strong relationships maintained with manufacturers and technology leaders. With the largest selection of audio-visual/presentation, computer, and office automation products and the legacy of technical support and field service in locations across the U.S.A. and Canada, MCSi's customers are provided with a unique value that extends beyond the product. MCSi's products are also provided over a robust business-to-business e-commerce platform. Additional information regarding MCSi can be obtained at www.mcsinet.com (but is not part of this release).

The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of MCSi, the occurrence of which involve risks and uncertainties which include, but are not limited to, general economic conditions, industry trends, actions of competitors, MCSi's ability to manage its growth, factors relating to its acquisition/merger strategy, actions of regulatory authorities, restrictions imposed by its debt arrangements, dependence upon key personnel, dependence upon key suppliers, customer demand, risk relating to its international operations, dependence on its computer systems and other factors. A complete description of those factors, as well as other factors which could affect MCSi's business, is set forth in MCSi's Form 10-K for the year ended December 31, 2001 and 10-Q for the quarter ended March 31, 2002.